Exhibit 99.1

Investor Relations

News from Aon

Aon Reports Third Quarter 2011 Results

- Total revenue increased 51% to $2.7 billion with organic revenue growth of 1% -

- EPS from continuing operations increased 16% to $0.59 -

Third Quarter Highlights

•                  EPS from continuing operations, excluding certain items, increased 13% to $0.69

•                  Risk Solutions revenue increased 9% to $1.6 billion with organic revenue growth of 3%

•                  Risk Solutions operating margin was 19.0% and the operating margin, excluding certain items, increased 110 basis points to 19.0%

•                  HR Solutions revenue increased 246% to $1.1 billion with a 2% decline in organic revenue

•                  HR Solutions operating margin was 6.9% and the operating margin, excluding certain items, decreased 590 basis points to 11.2%

•                  Repurchased 3.8 million shares of common stock for $175 million

CHICAGO, IL — October 28, 2011 - Aon Corporation (NYSE: AON) today reported results for the third quarter ended September 30, 2011.

Net income attributable to Aon stockholders from continuing operations increased 38% to $198 million or $0.59 per share, compared to $144 million or $0.51 per share for the prior year quarter.  Net income per share attributable to Aon stockholders from continuing operations, excluding certain items, increased 13% to $0.69, compared to $0.61 in the prior year quarter, including a $61 million increase in intangible asset amortization expense.  Certain items that impacted third quarter results and comparisons with the prior year quarter are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 12 of this press release.

“Our third quarter results reflect 13 percent growth in earnings as highlighted by strong performance in our Risk segment and the delivery of synergy savings related to Aon Hewitt,” said Greg Case, president and chief executive officer.  “While macro economic conditions remain challenging globally, we are firmly on track to deliver growth in 2011, our restructuring programs continue to deliver cost savings and we have solid financial flexibility that will continue to drive increased shareholder value, as highlighted by the repurchase of $175 million of common stock in the quarter.”

THIRD QUARTER FINANCIAL SUMMARY

Total revenue increased 51% to $2.7 billion from the prior year quarter due to a 46% increase in commissions and fees resulting from acquisitions, primarily Hewitt, net of divestitures, a 5% increase from favorable foreign currency translation and a 1% increase in organic revenue.

Total operating expenses increased 55%, or $844 million, to $2.4 billion due primarily to the inclusion of Hewitt operating expenses, an estimated $72 million unfavorable impact from foreign currency translation, a $61 million increase in intangible asset amortization expense, and an $18 million increase in restructuring related costs, partially offset by benefits related to the restructuring programs.

Depreciation expense increased 77%, or $23 million, to $53 million compared to the prior year quarter as a result of the merger with Hewitt.

Intangible asset amortization expense increased 203%, or $61 million, to $91 million compared to the prior year quarter due primarily to $61 million of intangible asset amortization expense as a result of the merger with Hewitt.  The Company expects intangible asset amortization related to the Hewitt merger to be approximately $241 million in 2011, $310 million in 2012, $288 million in 2013 and to continue to decline each year from 2014 through 2023.

Restructuring expenses were $26 million compared to $8 million in the prior year quarter.  In the third quarter, the Company incurred $26 million of costs under the Aon Hewitt restructuring program primarily related to workforce reduction and lease consolidation.  The Company has completed all restructuring activities and incurred 100% of the total costs for the 2007 program and has incurred approximately 83% of the total costs necessary to deliver the remaining savings under the Aon Benfield program.  The Company expects to incur all of the remaining charges for the Aon Benfield program in the fourth quarter.  An analysis of restructuring-related expenses by segment and type is detailed on page 13 of this release.

Restructuring savings in the third quarter related to the 2007 restructuring program are estimated at $134 million compared to $125 million in the prior year quarter.  Of the restructuring savings in the third quarter, $113 million were related to the Risk Solutions segment.  Before any potential reinvestment of savings, the 2007 restructuring program is expected to deliver cumulative expense savings of $536 million in 2011.

Restructuring savings in the third quarter related to the Aon Benfield restructuring program are estimated at $30 million compared to $27 million in the prior year quarter.  Before any potential reinvestment of savings, the Benfield restructuring program is now expected to deliver cumulative expense savings of $139 million in 2012 related to the Risk Solutions segment.

Restructuring savings in the third quarter related to the Aon Hewitt restructuring program are estimated at $37 million.  The Company expects to deliver cumulative expense savings of $355 million in 2013 related to the merger with Hewitt, including $280 million related to the restructuring program and $75 million in areas such as information technology, procurement and public company costs.

Currency fluctuations in the third quarter had a $0.03 favorable impact on adjusted net income from continuing operations per diluted share when the Company translates prior year quarter results at current quarter foreign exchange rates.

Effective tax rate on net income from continuing operations declined to 28.9% in the third quarter compared to 29.4% in the prior year quarter primarily due to certain deferred tax adjustments.

Average diluted shares outstanding increased to 336.9 million in the third quarter compared to 282.2 million in the prior year quarter due primarily to the issuance of 61 million shares of common stock related to the merger with Hewitt, partially offset by the Company’s share repurchase program.  The Company has approximately $1.2 billion of common stock remaining under the share repurchase program.

THIRD QUARTER SEGMENT REVIEW

Certain noteworthy items impacted operating income and operating margins in the third quarter of 2011 and 2010.  The third quarter segment reviews provided below include supplemental information related to organic revenue, adjusted operating income and operating margin, which is described in detail on the “Reconciliation of Non-GAAP Measures - Organic Revenue” on page 11 and “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 12 of this press release.

RISK SOLUTIONS

					Less:
(millions)	Third Quarter Ended			Less:	Acquisitions,
Commissions,	Sept 30,	Sept 30,	%	Currency	Divestitures,	Organic
Fees and Other	2011	2010	Change	Impact	Other	Revenue
Retail	$1,237	$1,108	12%	5%	3%	4%
Reinsurance	365	361	1%	4%	(2)%	(1)%
Subtotal	$1,602	$1,469	9%	5%	1%	3%
Investment Income	15	15	—
Total Revenue	$1,617	$1,484	9%

Risk Solutions total revenue increased 9% to $1.6 billion compared to the prior year quarter due to a 5% favorable impact from foreign currency translation, 3% organic growth in commissions and fees, and a 1% favorable impact from acquisitions, net of divestitures.

Retail Brokerage organic revenue increased 4% reflecting solid organic revenue growth both in the Americas and International businesses.  Americas organic revenue increased 4% as a result of strong management of the renewal book portfolio in Latin America and U.S. Retail and solid growth in new business in Canada.  International organic revenue increased 4% driven by strong growth in Asia and New Zealand and modest growth in Africa and Australia.  Reinsurance organic revenue decreased 1% due primarily to a decline in global facultative placements, partially offset by growth in capital market transactions and advisory business and international treaty placements.

	Third Quarter Ended
	Sept 30,	Sept 30,	%
(millions)	2011	2010	Change
Revenue	$1,617	$1,484	9%
Expenses
Compensation and benefits	931	846	10%
Other expenses	378	380	(1)%
Total operating expenses	1,309	1,226	7%

Operating income	$308	$258	19%
Operating margin	19.0%	17.4%

Operating income - adjusted	$308	$266	16%
Operating margin - adjusted	19.0%	17.9%

Compensation and benefits for the third quarter increased 10%, or $85 million, compared to the prior year quarter due to a $41 million unfavorable impact from foreign currency translation, a $21 million increase from acquisitions, primarily Glenrand M•I•B, net of divestitures, and organic revenue growth, partially offset by benefits related to the restructuring programs.  Other expenses for the third quarter decreased 1%, or $2 million, due to operating expense discipline and lower restructuring costs, partially offset by a $19 million unfavorable impact from foreign currency translation, and a $14 million increase from acquisitions, primarily Glenrand M•I•B, net of divestitures.

Third quarter operating income increased 19% to $308 million.  Adjusting for certain items detailed on page 12 of this press release, operating income increased 16%, or $42 million, compared to the prior year quarter.  Operating margin in the third quarter increased 110 basis points to 19.0% compared to the prior year quarter due primarily to an increase in organic revenue.

HR SOLUTIONS

(millions)	Third Quarter Ended			Less:	Less: Acquisitions,
Commissions,	Sep 30,	Sep 30,	%	Currency	Divestitures,	Organic
Fees and Other	2011	2010	Change	Impact	Other	Revenue
Consulting Services	$555	$268	107%	5%	104%	(2)%
Outsourcing	561	53	958	3	957	(2)
Intersegment	(4)	—	N/A	N/A	N/A	N/A
Subtotal	$1,112	$321	246%	4%	244%	(2)%
Investment Income	—	—	N/A
Total Revenue	$1,112	$321	246%

HR Solutions total revenue increased 246% to $1.1 billion compared to the prior year quarter due to acquisitions, primarily Hewitt, net of divestitures and a 4% favorable impact from foreign currency translation, partially offset by a decline in organic revenue.

Organic revenue in Consulting Services decreased 2% due primarily to a decline in health and benefits and communications consulting, partially offset by growth in global compensation and investment management consulting.  Organic revenue in Outsourcing decreased 2% due to a decline in project-related revenue and price compression, partially offset by new client wins.

	Third Quarter Ended
	Sept 30,	Sept 30,	%
(millions)	2011	2010	Change
Revenue	$1,112	$321	246%
Expenses
Compensation and benefits	670	189	254%
Other expenses	365	78	368%
Total operating expenses	1,035	267	288%
Operating income	$77	$54	43%
Operating margin	6.9%	16.8%

Operating income - adjusted	$125	$55	127%
Operating margin - adjusted	11.2%	17.1%

Compensation and benefits for the third quarter increased 254%, or $481 million, from the prior year quarter due primarily to the inclusion of Hewitt operating expenses, $15 million of costs related to the Aon Hewitt restructuring program, and an $8 million unfavorable impact from foreign currency translation, partially offset by benefits related to the Aon Hewitt restructuring program.  Other expenses increased 368%, or $287 million, from the prior year quarter due primarily to the inclusion of Hewitt operating expenses, a $61 million increase in intangible asset amortization expense, $21 million of Hewitt related costs, and $11 million of costs related to the Aon Hewitt restructuring program, partially offset by benefits related to the Aon Hewitt restructuring program.

Third quarter operating income increased 43% to $77 million.  Adjusting for certain items detailed on page 12 of this press release, operating income increased 127%, or $70 million, to $125 million reflecting operating income as a result of the merger with Hewitt and cost savings related to the restructuring program, partially offset by higher intangible asset amortization expense and a decrease in organic revenue.  Operating margin decreased 590 basis points to 11.2% versus the prior year quarter due primarily to the inclusion of Hewitt operating expenses, an increase in intangible asset amortization expense, and a decline in organic revenue.

INCOME FROM CONTINUING OPERATIONS

	Third Quarter Ended
	Sept 30,	Sept 30,	%
(millions)	2011	2010	Change
Risk Solutions	$308	$258	19%
HR Solutions	77	54	43%
Unallocated expenses	(44)	(49)	(10)%
Operating income from continuing operations before tax	$341	263	30%
Interest income	4	4	—
Interest expense	(60)	(50)	20%
Other income (expense)	7	(9)	178%
Income from continuing operations before tax	$292	$208	40%

Unallocated expenses were $44 million.  The prior year quarter included $18 million of costs related to the merger with Hewitt.  Excluding those costs, unallocated expenses increased $13 million due primarily to an $11 million unfavorable mark-to-market on certain company owned life insurance plans.  Interest income was comparable to the prior year quarter at $4 million.  Interest expense increased $10 million to $60 million due primarily to an increase in debt outstanding following the merger with Hewitt.  Other income of $7 million in the third quarter includes gains related to the company’s ownership in certain insurance investment funds and other long-term investments.  The prior year quarter included an $8 million loss from the sale of certain businesses.

Conference Call and Webcast Details

The Company will host a conference call on Friday, October 28, 2011 at 7:30 a.m. central time.  Interested parties can listen to the conference call via a live audio webcast at www.aon.com.

About Aon

Aon Corporation (NYSE:AON) is the leading global provider of risk management services, insurance and reinsurance brokerage, and human resources solutions and outsourcing. Through its more than 59,000 colleagues worldwide, Aon unites to deliver distinctive client value via innovative and effective risk management and workforce productivity solutions. Aon’s industry-leading global resources and technical expertise are delivered locally in over 120 countries. Named the world’s best broker by Euromoney magazine’s 2008, 2009 and 2010 Insurance Survey, Aon also ranked highest on Business Insurance’s listing of the world’s insurance brokers based on commercial retail, wholesale, reinsurance and personal lines brokerage revenues in 2008 and 2009. A.M. Best deemed Aon the number one insurance broker based on revenues in 2007, 2008 and 2009, and Aon was voted best insurance intermediary 2007-2010, best reinsurance intermediary 2006-2010, best captives manager 2009-2010, and best employee benefits consulting firm 2007-2009 by the readers of Business Insurance. Visit http://www.aon.com for more information on Aon and http://www.aon.com/manchesterunited to learn about Aon’s global partnership and shirt sponsorship with Manchester United.

Safe Harbor Statement

This communication contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the possibility that the expected efficiencies and cost savings from the merger with Hewitt Associates Inc. (“Hewitt”) will not be realized, or will not be realized within the expected time period; the risk that the Aon and Hewitt businesses will not be integrated successfully; disruption from the merger with Hewitt making it more difficult to maintain business and operational relationships; general economic conditions in different countries in which Aon does business around the world; changes in global equity and fixed income markets that could affect the return on invested assets; fluctuations in exchange and interest rates that could influence revenue and expense; rating agency actions that could affect Aon’s ability to borrow funds; funding of Aon’s various pension plans; our ability to implement restructuring initiatives and other initiatives intended to yield cost savings, and the ability to achieve those cost savings; changes in the competitive environment; changes in commercial property and casualty markets and commercial premium rates that could impact revenues; the outcome of inquiries from regulators and investigations related to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws; the impact of investigations brought by U.S. state attorneys general, U.S. state insurance regulators, U.S. federal prosecutors, U.S. federal regulators, and regulatory authorities in the U.K. and other countries; the impact of class actions and individual lawsuits including client class actions, securities class actions, derivative actions and ERISA class actions; the cost of resolution of other contingent liabilities and loss contingencies, including potential liabilities arising from error and omissions claims against Aon; the extent to which Aon retains existing clients and attracts new businesses; the extent to which Aon manages certain risks created in connection with the various services, including fiduciary and advisory services, among others, that Aon currently provides, or will provide in the future, to clients; the extent to which Aon retains existing employees and attracts new personnel; Aon’s ability to maintain the security and privacy of confidential information belonging to its clients or their personnel; Aon’s ability to innovate and keep pace with rapid and continuing changes in technology, industry standards and client preferences; the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which Aon operates, particularly given the global scope of Aon’s businesses and the possibility of conflicting regulatory requirements across jurisdictions in which Aon does business; changes in costs or assumptions associated with our outsourcing and consulting engagements that affect the profitability of these engagements; the implementation of changes to the methods in which Aon internally process and monitors transactions and the ability to realize the anticipated benefits to Aon of the Benfield merger. Further information concerning Aon and its business, including factors that potentially could materially affect Aon’s financial results, is contained in Aon’s and, historically, Hewitt’s filings with the SEC. See Aon’s Annual Report on Form 10-K and Annual Report to Stockholders for the fiscal year ended December 31, 2010 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2011 and June 30, 2011 and other public filings with the SEC for a further discussion of these and other risks and uncertainties applicable to our businesses. Aon does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in their respective expectations, except as required by law.

Explanation of Non-GAAP Measures

This communication includes supplemental information related to organic revenue and several additional measures including expenses, margins and income per share, that exclude the effects of restructuring charges, transaction and integration costs and certain other noteworthy items that affected results for the comparable periods.  Organic revenue excludes from reported revenues the impact of foreign exchange, acquisitions, divestitures, transfers between business units, reimbursable expenses and unusual items.  The impact of foreign exchange is determined by translating last year’s revenue, expense or net income at this year’s foreign exchange rates.  Reconciliations are provided in the attached schedules.  Supplemental organic revenue information and additional measures that exclude the effects of the restructuring charges and certain other items do not affect net income or any other GAAP reported amounts.  Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors.  They should be viewed in addition to, not in lieu of, the Company’s Consolidated Statements of Income.  Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

#

Investor Contact:	Media Contact:
Scott Malchow	David Prosperi
Vice President, Investor Relations	Vice President, Global Public Relations
312-381-3983	312-381-2485

Aon Corporation

Condensed Consolidated Statements of Income (Unaudited)

	Third Quarter Ended			Nine Months Ended
(millions except per share data)	Sept. 30, 2011	Sept. 30, 2010	Percent Change	Sept. 30, 2011	Sept. 30, 2010	Percent Change
Revenue
Commissions, fees and other	$2,708	$1,786	52%	$8,255	$5,560	48%
Fiduciary investment income	15	15	—	38	43	(12)
Total revenue	2,723	1,801	51	8,293	5,603	48

Expenses
Compensation and benefits	1,634	1,050	56	4,843	3,382	43
Other general expenses	748	488	53	2,279	1,417	61
Total operating expenses	2,382	1,538	55	7,122	4,799	48
Operating income	341	263	30	1,171	804	46

Interest income	4	4	—	14	9	56
Interest expense	(60)	(50)	20	(186)	(117)	59
Other income (expense)	7	(9)	178	1	3	(67)
Income from continuing operations before income taxes	292	208	40	1,000	699	43
Income taxes (1)	84	61	38	274	182	51
Income from continuing operations	208	147	41	726	517	40

Income (loss) from discontinued operations before income taxes	—	1	(100)	5	(38)	113
Income taxes (2)	—	1	(100)	1	(12)	108
Income (loss) from discontinued operations	—	—	N/A	4	(26)	115

Net income	208	147	41	730	491	49
Less: Net income attributable to the noncontrolling interests	10	3	233	28	16	75
Net income attributable to Aon stockholders	$198	$144	38%	$702	$475	48%

Net income (loss) attributable to Aon stockholders:
Income from continuing operations	$198	$144	38%	$698	$501	39%
Income (loss) from discontinued operations	—	—	N/A	4	(26)	115
Net income	$198	$144	38%	$702	$475	48%
Basic net income (loss) per share attributable to Aon stockholders:
Income from continuing operations	$0.59	$0.52	13%	$2.07	$1.80	15%
Income (loss) from discontinued operations	—	—	N/A	0.01	(0.09)	111
Net income	$0.59	$0.52	13%	$2.08	$1.71	22%

Diluted net income (loss) per share attributable to Aon stockholders:
Income from continuing operations	$0.59	$0.51	16%	$2.04	$1.78	15%
Income (loss) from discontinued operations	—	—	N/A	0.01	(0.10)	110
Net income	$0.59	$0.51	16%	$2.05	$1.68	22%

Weighted average common shares outstanding - diluted	336.9	282.2	19%	341.8	281.9	21%

(1)

Tax rate for continuing operations is 28.9% and 29.4% for the third quarters ended September 30, 2011 and 2010, respectively, and 27.4% and 26.1% for the nine months ended September 30, 2011 and 2010, respectively.

(2)

Tax rate for discontinued operations is 34.4% and 35.0% for the third quarters ended September 30, 2011 and 2010, respectively, and 24.3% and 32.9% for the nine months ended September 30, 2011 and 2010, respectively.

Aon Corporation

Revenue from Continuing Operations (Unaudited)

	Third Quarter Ended				Nine Months Ended
(millions)	Sept. 30, 2011	Sept. 30, 2010	Percent Change	Organic Revenue (1)	Sept. 30, 2011	Sept. 30, 2010	Percent Change	Organic Revenue (1)
Commissions, Fees and Other
Risk Solutions	$1,602	$1,469	9%	3%	$4,956	$4,616	7%	2%
HR Solutions	1,112	321	246	(2)	3,319	959	246	—
Total Operating Segments	$2,714	$1,790	52%	1%	$8,275	$5,575	48%	1%

Fiduciary Investment Income
Risk Solutions	$15	$15	—%		$38	$42	(10)%
HR Solutions	—	—	N/A		—	1	(100)
Total Operating Segments	$15	$15	—%		$38	$43	(12)%

Total Revenue
Risk Solutions	$1,617	$1,484	9%		$4,994	$4,658	7%
HR Solutions	1,112	321	246		3,319	960	246
Intersegment	(6)	(4)	50		(20)	(15)	33
Total	$2,723	$1,801	51%		$8,293	$5,603	48%

(1)

Organic revenue excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items. Change in organic revenue, a non-GAAP measure, is reconciled to the corresponding U.S. GAAP percent change in revenue on page 11 of this release.

Aon Corporation

Segments (Unaudited)

Risk Solutions

	Third Quarter Ended			Nine Months Ended
(millions)	Sept. 30, 2011	Sept. 30, 2010	Percent Change	Sept. 30, 2011	Sept. 30, 2010	Percent Change
Revenue
Commissions, fees and other	$1,602	$1,469	9%	$4,956	$4,616	7%
Fiduciary investment income	15	15	—	38	42	(10)
Total revenue	1,617	1,484	9	4,994	4,658	7

Expenses
Compensation and benefits	931	846	10	2,819	2,706	4
Other general expenses	378	380	(1)	1,206	1,132	7
Total operating expenses	1,309	1,226	7	4,025	3,838	5

Operating income	$308	$258	19%	$969	$820	18%

Operating margin	19.0%	17.4%		19.4%	17.6%

HR Solutions

	Third Quarter Ended			Nine Months Ended
(millions)	Sept. 30, 2011	Sept. 30, 2010	Percent Change	Sept. 30, 2011	Sept. 30, 2010	Percent Change
Revenue
Commissions, fees and other	$1,112	$321	246%	$3,319	$959	246%
Fiduciary investment income	—	—	N/A	—	1	(100)
Total revenue	1,112	321	246	3,319	960	246

Expenses
Compensation and benefits	670	189	254	1,945	579	236
Other general expenses	365	78	368	1,059	233	355
Total operating expenses	1,035	267	288	3,004	812	270

Operating income	$77	$54	43%	$315	$148	113%

Operating margin	6.9%	16.8%		9.5%	15.4%

Total Operating Income (Loss)

	Third Quarter Ended			Nine Months Ended
(millions)	Sept. 30, 2011	Sept. 30, 2010	Percent Change	Sept. 30, 2011	Sept. 30, 2010	Percent Change
Risk Solutions	$308	$258	19%	$969	$820	18%
HR Solutions	77	54	43	315	148	113
Unallocated	(44)	(49)	(10)	(113)	(164)	(31)
Total operating income	$341	$263	30%	$1,171	$804	46%

Total operating margin	12.5%	14.6%		14.1%	14.3%

Aon Corporation

Reconciliation of Non-GAAP Measures - Organic Revenue (Unaudited)

	Third Quarter Ended
(millions)	Sept. 30, 2011	Sept. 30, 2010	Percent Change	Less: Currency Impact (1)	Less: Acquisitions, Divestitures & Other	Organic Revenue (2)
Commissions, Fees and Other
Risk Solutions Segment:
Retail brokerage
Americas	$641	$574	12%	2%	6%	4%
International	596	534	12	9	(1)	4
Total Retail brokerage	1,237	1,108	12	5	3	4
Reinsurance brokerage	365	361	1	4	(2)	(1)
Total Risk Solutions	1,602	1,469	9	5	1	3
HR Solutions Segment:
Consulting services	555	268	107	5	104	(2)
Outsourcing	561	53	958	3	957	(2)
Intrasegment	(4)	—	N/A	N/A	N/A	N/A
Total HR Solutions	1,112	321	246	4	244	(2)
Total Operating Segments	$2,714	$1,790	52%	5%	46%	1%

	Nine Months Ended
(millions)	Sept. 30, 2011	Sept. 30, 2010	Percent Change	Less: Currency Impact (1)	Less: Acquisitions, Divestitures & Other	Organic Revenue (2)
Commissions, Fees and Other
Risk Solutions Segment:
Retail brokerage
Americas	$1,855	$1,677	11%	2%	6%	3%
International	1,982	1,831	8	6	(1)	3
Total Retail brokerage	3,837	3,508	9	4	2	3
Reinsurance brokerage	1,119	1,108	1	3	(1)	(1)
Total Risk Solutions	4,956	4,616	7	4	1	2
HR Solutions Segment:
Consulting services	1,670	808	107	4	103	—
Outsourcing	1,667	151	1,004	4	1,002	(2)
Intrasegment	(18)	—	N/A	N/A	N/A	N/A
Total HR Solutions	3,319	959	246	4	242	—
Total Operating Segments	$8,275	$5,575	48%	4%	43%	1%

(1)	Currency impact is determined by translating last year's revenue at this year's foreign exchange rates.

(2)	Organic revenue excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items.

Aon Corporation

Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share (Unaudited) (1)

	Third Quarter Ended September 30, 2011				Nine Months Ended September 30, 2011
(millions)	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total
Revenue	$1,617	$1,112	$(6)	$2,723	$4,994	$3,319	$(20)	$8,293

Operating income (loss) - as reported	$308	$77	$(44)	$341	$969	$315	$(113)	$1,171
Restructuring charges	—	26	—	26	(10)	80	—	70
Pension adjustment	—	—	—	—	—	—	—	—
Hewitt related costs	—	22	—	22	—	42	—	42
Operating income (loss) - as adjusted	$308	$125	$(44)	$389	$959	$437	$(113)	$1,283

Operating margins - as adjusted	19.0%	11.2%	N/A	14.3%	19.2%	13.2%	N/A	15.5%

	Third Quarter Ended September 30, 2010				Nine Months Ended September 30, 2010
(millions)	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total
Revenue	$1,484	$321	$(4)	$1,801	$4,658	$960	$(15)	$5,603

Operating income (loss) - as reported	$258	$54	$(49)	$263	$820	$148	$(164)	$804
Restructuring charges	8	—	—	8	106	9	—	115
Pension adjustment	—	—	—	—	—	—	49	49
Hewitt related costs	—	1	18	19	—	1	18	19
Operating income (loss) - as adjusted	$266	$55	$(31)	$290	$926	$158	$(97)	$987

Operating margins - as adjusted	17.9%	17.1%	N/A	16.1%	19.9%	16.5%	N/A	17.6%

	Third Quarter Ended		Nine Months Ended
	September 30,		September 30,
(millions except per share data)	2011	2010	2011	2010
Operating income - as adjusted	$389	$290	$1,283	$987
Interest income	4	4	14	9

Interest expense	(60)	(50)	(186)	(117)
Hewitt related costs	—	14	—	14
Interest expense - as adjusted	(60)	(36)	(186)	(103)

Other (expense) income - as reported	7	(9)	1	3
Loss on Debt Extinguishment	—	—	19	—
Other (expense) income - as adjusted	7	(9)	20	3

Income from continuing operations before income taxes - as adjusted	340	249	1,131	896
Income taxes (2)	98	73	310	242
Income from continuing operations - as adjusted	242	176	821	654
Less: Net income attributable to noncontrolling interests	10	3	28	16
Income from continuing operations attributable to Aon stockholders - as adjusted	$232	$173	$793	$638

Diluted earnings per share from continuing operations - as adjusted	$0.69	$0.61	$2.32	$2.26

Weighted average common shares outstanding - diluted	336.9	282.2	341.8	281.9

(1)	Certain noteworthy items impacting operating income in 2011 and 2010 are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures.

(2)

The effective tax rate for continuing operations is 28.9% and 29.4% for the third quarters ended September 30, 2011 and 2010, respectively, and 27.4% and 26.1% for the nine months ended September 30, 2011 and 2010, respectively. All adjusting items are generally taxed at the effective tax rate. However, the nine months ended September 30, 2010 U.S. GAAP effective tax rate was adjusted to 27.0% to exclude the impact of the 40% tax rate applied to the a $49 million U.S. pension expense adjustment for prior years recorded in the second quarter 2010.

Aon Corporation

Restructuring Plans (Unaudited) (1)

Aon Hewitt Restructuring Plan

By Type:

	Actual
(millions)	Full Year 2010	Third Quarter 2011	Nine Months 2011	Total to Date	Estimated Total
Workforce reduction	$49	$15	$39	$88	$180
Lease consolidation	3	8	33	36	95
Asset impairments	—	3	7	7	47
Other costs associated with restructuring	—	—	1	1	3
Total restructuring and related expenses	$52	$26	$80	$132	$325

Aon Benfield Restructuring Plan

By Type:

		Operations
(millions)	Purchase Price Allocation (2)	Full Year 2009	Full Year 2010	Third Quarter 2011	Nine Months 2011	Total Operations to Date	Estimated Total
Workforce reduction	$32	$38	$15	$3	$14	$99	$125
Lease consolidation (3)	20	14	7	(1)	(17)	24	26
Asset impairments	—	2	2	—	—	4	4
Other costs associated with restructuring	1	1	2	1	1	5	5
Total restructuring and related expenses	$53	$55	$26	$3	$(2)	$132	$160

2007 Restructuring Plan

By Type:

	Actual
(millions)	Inception to 2010	Third Quarter 2011	Nine Months 2011	Total
Workforce reduction	$506	$—	$—	$506
Lease consolidation (3)	153	(3)	(8)	145
Asset impairments	39	—	—	39
Other costs associated with restructuring	50	—	—	50
Total restructuring and related expenses	$748	$(3)	$(8)	$740

(1)

In the Condensed Consolidated Statements of Income, workforce reductions are included in “Compensation and benefits”; lease consolidations, asset impairments, and other costs associated with restructuring are included in “Other general expenses”.

(2)	Represents costs associated with the execution of restructuring activity identified at the acquisition date (November 30, 2008).

(3)

Includes impact of reoccupying previously vacated leased properties. Total restructuring reversal was $27 million, of which $19 million was related to the Aon Benfield Restructuring Plan and $8 million was related to the 2007 Restructuring Plan.

Aon Corporation

Condensed Consolidated Statements of Financial Position

	As of
(millions)	September 30, 2011	December 31, 2010
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$295	$346
Short-term investments	607	785
Receivables, net	2,745	2,701
Fiduciary assets (1)	10,315	10,063
Other current assets	538	624
Total Current Assets	14,500	14,519
Goodwill	8,835	8,647
Intangible assets, net	3,361	3,611
Fixed assets, net	773	781
Investments	254	312
Other non-current assets	1,022	1,112
Total Assets	$28,745	$28,982

LIABILITIES AND EQUITY
Current Liabilities
Fiduciary liabilities	$10,315	$10,063
Short-term debt and current portion of long-term debt	163	492
Accounts payable and accrued liabilities	1,611	1,810
Other current liabilities	676	584
Total Current Liabilities	12,765	12,949
Long-term debt	4,415	4,014
Pension and other post employment liabilities	1,543	1,896
Other non-current liabilities	1,743	1,817
Total Liabilities	20,466	20,676

EQUITY
STOCKHOLDER’S EQUITY
Common stock-$1 par value	386	386
Additional paid-in capital	3,975	4,000
Retained earnings	8,377	7,861
Accumulated other comprehensive loss	(1,900)	(1,917)
Treasury stock at cost	(2,605)	(2,079)
Total Aon Stockholders’ Equity	8,233	8,251
Noncontrolling interests	46	55
Total Equity	8,279	8,306
Total Liabilities and Equity	$28,745	$28,982

(1) Includes short-term investments:  2011 - $4,109, 2010 - $3,489.

Aon Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Third Quarter Ended		Nine Months Ended
(millions)	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$208	$147	$730	$491
Adjustments to reconcile net income to cash provided by operating activities:
Loss (gain) from sales of businesses, net	—	7	(4)	40
Depreciation of fixed assets	53	31	164	93
Amortization of intangible assets	91	30	273	86
Stock compensation expense	58	43	179	166
Deferred income taxes	(14)	29	3	13
Change in assets and liabilities:
Change in funds held on behalf of clients	(116)	(167)	626	466
Receivables, net	(18)	(42)	(36)	(40)
Accounts payable and accrued liabilities	76	46	(227)	(297)
Restructuring reserves	(14)	(36)	(68)	(54)
Current income taxes	50	(60)	172	(14)
Pension and other post employment liabilities	(188)	(54)	(334)	(95)
Other assets and liabilities	66	(69)	(65)	(61)
CASH PROVIDED BY (USED FOR) OPERATIONS	252	(95)	1,413	794

CASH FLOWS FROM INVESTING ACTIVITIES
Sales of long-term investments	7	5	103	82
Purchases of long-term investments	(8)	(2)	(28)	(17)
Net (purchases) sales of short-term investments - non-fiduciary	(114)	(1,613)	176	(1,692)
Net sales (purchases) of short-term investments - funds held on behalf of clients	116	167	(626)	(466)
Acquisition of businesses, net of cash acquired	(7)	(25)	(102)	(90)
Proceeds from sale of businesses	1	—	9	10
Capital expenditures	(52)	(44)	(151)	(115)
CASH USED FOR INVESTING ACTIVITIES	(57)	(1,512)	(619)	(2,288)

CASH FLOWS FROM FINANCING ACTIVITIES
Purchase of treasury stock	(175)	—	(828)	(100)
Issuance of stock for employee benefit plans	3	17	165	98
Issuance of debt	103	1,730	1,572	1,805
Repayment of debt	(19)	(4)	(1,523)	(81)
Cash dividends to stockholders	(50)	(41)	(150)	(123)
Purchase of shares from non controlling interests	(24)	—	(24)	(6)
Dividends paid to non controlling interests	(15)	(4)	(21)	(15)
CASH (USED FOR) PROVIDED BY FINANCING ACTIVITIES	(177)	1,698	(809)	1,578

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(23)	(16)	(36)	34
Net (Decrease) Increase in Cash and Cash Equivalents	(5)	75	(51)	118
Cash and Cash Equivalents at Beginning of Period	300	260	346	217
Cash and Cash Equivalents at End of Period	$295	$335	$295	$335